Exhibit 99.2

Terayon Unveils Wx-54G Wireless Module to Simplify Deployment
of Broadband Wireless Home Networking Services

Wireless Module Attaches Directly to TJ700x Series Cable Modems to Expand Service Levels

Santa Clara, California — January 31, 2005 — Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of video processing and home access solutions, today launched a wireless home networking module that will enable cable television operators to simply and cost effectively deploy bundled high-speed data and wireless home networking packages.

     Terayon’s Wx-54G cable modem extension, an external add-on device for the Terayon TJ 700x series of DOCSIS™ (Data Over Cable Service Interface Specification) cable modems, attaches directly to the existing modem. The Wx-54G’s modular architecture enables operators to deploy a unified cable modem and wireless home networking package on a ‘pay as you grow’ basis, without incurring networking equipment costs across the entire deployed modem base.

     “As competition for customers increases, operators are looking for a combination of services that can enhance customer acquisition and retention,” said Joseph Benigno, Terayon vice president and general manager, home access solutions. “By deploying the Wx-54G wireless home networking extension in conjunction with new or existing Terayon modems, operators can add a new application layer that increases the marketability and the ‘stickiness’ of the high-speed data service. Equally important, the unified solution provides a single point of customer support for cable operators and their customers that combinations of DSL and retail wireless home networking routers cannot match.”

     The Wx-54G module is based on the popular 802.11g high-speed wireless networking standard, which supports up to 54 Mbps data rates and allows subscribers to fully utilize the bandwidth performance of their cable broadband connection. Designed for exceptional flexibility, the Wx-54G can operate as a wireless access point, or as a full-fledged home gateway for users requiring routing capabilities and a firewall. The Wx-54G has numerous security features to ensure secure connectivity, including 64 bit and 128 bit WEP (Wireless Equivalent Privacy) encryption and Shared Key Authentication to prevent unauthorized users from accessing the wireless network.

     The ability to integrate cable modems with add-on devices allows cable operators to initially deploy modems for high-speed Internet access, then to provide additional services and capabilities to subscribers as requested. This ‘pay as you grow’ approach could be more cost-effective compared to broadly deploying home gateways that support multiple services in one device, but are primarily used for high-speed Internet access. Cable operators can also maximize their investments in cable modems, as the modems do not have to be replaced to deliver additional services.

About the Terayon TJ 700x Cable Modem Series

     More than three million Terayon TJ 700x series cable modems have been deployed by cable operators worldwide to deliver high-speed Internet access, online gaming and other broadband services. The TJ 700x cable modem series currently includes the TJ 715x DOCSIS 2.0 certified modem, the Euro-DOCSIS 2.0 certified TJ 720x and the TJ 735x, which has been designed specifically for Japanese cable television operators.

About Terayon

     Terayon Communication Systems, Inc. provides digital video and home access solutions for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class video, voice and data services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of the Wx-54G wireless home networking module, the ability for cable operators to simply and cost-effectively deploy bundled high-speed data and wireless home networking packages using the Wx-54G, the ability to serve as a single point of service support for operators, the ability for cable operators to deliver new services without replacing cable modems, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the Securities and Exchange Commission, including Terayon’s 10-Q for the quarter ended June 30, 2004 and 10-K for the year ended December 31, 2003.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Press contact:	Investor contact:
Paul Schneider	Eileen Morcos-Rauchberg
Paul Schneider Public Relations	Hill & Knowlton
(215) 702-9784	(323) 966-5748
pspr@att.net	eileen.morcos@hillandknowlton.com